Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MOCON, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-175004, 333-134413, 333-90116 and 333-58789) on Form S-8 of MOCON, Inc. and subsidiaries of our report dated March 18, 2013, with respect to the consolidated balance sheets of MOCON, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appears in the December 31, 2012 annual report on Form 10-K of MOCON, Inc. and subsidiaries.

Our report dated March 18, 2013 on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of MOCON, Inc.'s internal control over financial reporting, internal control over financial reporting of Dansensor A/S, a business acquired by the company during 2012.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Dansensor A/S.

/s/ KPMG LLP

Minneapolis, Minnesota
March 18, 2013